Prospectus Supplement No. 6 Filed Pursuant to Rule 424(b)(3) Registration No. 333-226246

comScore, Inc.
11950 Democracy Drive, Suite 600
Reston, Virginia 20190
(703) 438-2000
Prospectus Supplement No. 6
(to Final Prospectus dated October 16, 2018)
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This Prospectus Supplement No. 6 supplements and amends the final prospectus dated October 16, 2018, as previously supplemented and amended (the “Final Prospectus”) relating to the offer and sale by the selling stockholders named in the Final Prospectus of up to 24,425,781 shares of our common stock, par value $0.001 per share, consisting of:

•
8,392,457 shares of common stock, which represents 130% of the shares of common stock issuable upon conversion of the $202 million aggregate principal amount of our senior secured convertible notes due January 16, 2022 (the “convertible notes”) issued to certain of the selling stockholders named therein (collectively, the “Starboard Stockholders”) in a private placement (the “Starboard private placement”);

•	4,463,961 shares of common stock, which represents 130% of the shares of common stock issuable from time-to-time in the event that we pay interest on the convertible notes in shares of common stock;

•	250,000 shares of common stock issuable upon the exercise of warrants issued to the Starboard Stockholders, which warrants we agreed to issue in the Starboard private placement; and

•	11,319,363 shares of common stock presently outstanding and beneficially owned by Cavendish Square Holding B.V., an indirect wholly-owned subsidiary of WPP plc (“WPP”) and WPP.
On March 7, 2019, we filed with the U.S. Securities and Exchange Commission the attached Current Report on Form 8-K, which is incorporated in the Final Prospectus.
This Prospectus Supplement No. 6 should be read in conjunction with the Final Prospectus and is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement No. 6 supersedes the information contained in the Final Prospectus.
Our common stock is listed on the Nasdaq Global Select Market under the symbol “SCOR.” The last reported sale price of our common stock on the Nasdaq Global Select Market on March 7, 2019 was $23.15 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of the prospectus dated October 16, 2018, as well as those risk factors contained in the documents included or incorporated by reference in the Final Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock that may be offered under the Final Prospectus and this Prospectus Supplement No. 6, nor have any of these organizations determined if this Prospectus Supplement No. 6 is truthful or complete. Any representation to the contrary is a criminal offense.
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The date of this Prospectus Supplement No. 6 is March 7, 2019.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 7, 2019

comScore, Inc.
(Exact name of registrant as specified in charter)

Delaware	001–33520	54–1955550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11950 Democracy Drive
Suite 600
Reston, Virginia 20190
(Address of principal executive offices, including zip code)
(703) 438–2000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 7, 2019, Michelle McKenna, a Class I member of the board of directors (the “Board”) of comScore, Inc. (the “Company”) and a member of each of the Company’s Nominating and Governance Committee and Compensation Committee, notified the Company of her resignation from the Board effective immediately. Ms. McKenna’s resignation was due to health reasons and was not because of any disagreement with the Company known to an executive officer of the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.

By:	/s/ Carol A. DiBattiste
Carol A. DiBattiste
General Counsel & Chief Compliance, Privacy and People Officer
Date: March 7, 2019